FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-07

From:  Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:  Thursday, February 6, 2020 3:10 PM
Subject:  ★X-A PRICED★ BMARK 2020-IG1 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2020-IG1 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2020-IG1

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC.
CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLASS	RATING (F/K)	SIZE (MM)	WAL	YIELD	PRICE	SPREAD
X-A	AAA/AAA	561.450	8.77	2.5651%	4.32380%	T+95

PRICING ASSUMPTIONS:	100% CPY & OVER INTERPOLATED USD TSY

ANTICIPATED SETTLEMENT:	2/28

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
DWAYNE MCNICHOLAS	212-834-9328
JOHN MILLER	212-272-8363

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
BRIAN CAREY	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149
JIM MURPHY	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

*******************************************************************************

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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